Exhibit 99.1

Synthetech Reports Third Quarter Fiscal 2009 Results

Albany, Oregon, February 12, 2009 – Synthetech, Inc. (NZYM.OB) today announced financial results for the third quarter of fiscal 2009, which ended December 31, 2008.  Revenue for the quarter was $5.0 million, a 77% increase compared to revenue of $2.9 million in the third quarter of fiscal 2008.  Operating income for the current quarter was $623,000, compared to an operating loss of $534,000 for the same period last year.  Net income for the current quarter was $566,000, or $0.04 per share, compared to last year’s third quarter net loss of $545,000, or $0.04 per share.

For the first nine months of fiscal 2009, revenue of $13.2 million resulted in operating income of $604,000 and net income of $494,000, or $0.03 per share.  For the comparable period last year, revenue of $10.0 million resulted in an operating loss of $1.2 million and a net loss of $1.3 million, or $0.09 per share.

International sales, mainly to Europe, were $2.5 million and $6.5 million in the third quarter and first nine months of fiscal 2009, respectively, compared to $1.1 million and $4.4 million in the third quarter and first nine months of fiscal 2008, respectively.  International sales, like all of our revenues, are subject to significant quarterly fluctuations.

Gross income of $1.6 million, or 32% of revenue, for the third quarter of fiscal 2009, was favorably impacted by sufficient revenue to cover fixed costs, favorable product mix and production efficiencies.  For the third quarter and first nine months of fiscal 2009, cost of revenue, research and development and selling general and administrative included $70,000, $30,000 and $100,000, respectively, of accrued non-sales related employee incentives; no non-sales related incentives were recorded in fiscal 2008.

Synthetech's cash and cash equivalents were $89,000 at December 31, 2008, compared to $1.1 million at March 31, 2008.  Synthetech’s working capital was $5.2 million at December 31, 2008 compared to $4.4 million at March 31, 2008.    In May 2008, Synthetech borrowed $550,000 to expand its large-scale reactor capacity and to install a distillation column, in order to meet increased customer demand and permit the recycling of certain spent solvents for cost and waste reduction.  The distillation column, solvent recovery system and additional 2,000 gallon reactor were all operating during the quarter.  On November 5, 2008, Synthetech borrowed an additional $500,000 to augment Synthetech’s working capital in response to customer large order demand.  In January 2009, Synthetech received a $2.0 million advance from a major pharmaceutical company in support of a large order placed in November 2008, and which currently is scheduled to ship during the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010, which begins on April 1, 2009.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2008	2007	2008	2007

Revenue	$5,037	$2851	$13,245	$10,004
Cost of revenue	3,416	2,449	9,693	8,270
Gross income	1,621	402	3,552	1,734

Research and development	318	308	950	982
Selling, general and administrative	680	628	1,998	1,991
Total operating expense	998	936	2,948	2,973

Operating income (loss)	623	(534)	604	(1,239)

Interest income	1	4	6	16
Interest expense	(58)	(15)	(116)	(64)
Income (loss) before income taxes	566	(545)	494	(1,287)

Income tax	-	-	-	-
Net income (loss)	$566	$(545)	$494	$(1,287)

Basic and diluted income (loss) per share	$0.04	$(0.04)	$0.03	$(0.09)

Dr. Gregory Hahn, President and CEO, stated, "Since fiscal 2006, Synthetech continues to achieve top line growth from improved market conditions and sales plan execution.  Over this period, the influx of so many new projects surfaced weaknesses in our production capabilities.  With recent production management adjustments and system improvements beginning to bear fruit, we have gained more reliable and efficient production and enhanced profitability this quarter.  Synthetech continues to focus on production efficiencies and raw material cost reductions as well as evaluating new revenue growth opportunities."  Looking forward, Dr. Hahn stated, “Synthetech’s order backlog as of December 31, 2008, was approximately $10.1 million, with most of this expected to ship during the fourth quarter of fiscal 2009 and the balance during fiscal 2010.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  We develop and manufacture amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Our products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major pharmaceutical, contract drug synthesis firms, emerging biotechnology (virtual pharmaceutical) and medical device companies.  We also supply catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; and the timing and amount of shipments.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575